                                                                   EXHIBIT 10.14

                        LICENSE AGREEMENT EXECUTION COPY



         THIS AGREEMENT, made effective as of the 3rd day of January, 2003, is by and between APJeT, INC. a corporation of the State of Delaware, having an office and place of business at 491 Bryce Ave, Suite 200, Los Alamos, NM 87544 ("APJeT"), and ADVANCED ENERGY INDUSTRIES, INC. a corporation of the State of Delaware, having an office and place of business at 1625 Sharp Point Dr., Fort Collins, CO 80525 ("AE"); APJeT and AE being sometimes referred to collectively as "the Parties" and individually as a "Party" to the Agreement:

                                   WITNESSETH:

         WHEREAS, APJeT owns an Exclusive License from the University of California, License Agreement No. 00-41-00911, with the right to sublicense United States Patents and Patent Applications defined in Appendix A, which relates to Atmospheric Pressure Plasma Jet Technology; and

         WHEREAS, AE wishes to obtain, and APJeT is willing to grant, an exclusive license under said Licensed Patents, and under Licensed Patent Applications (as hereinafter further defined) in the Licensed Territory and Licensed Field of Use (as also hereinafter defined);

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

                             SECTION 1- DEFINITIONS

         As used in this Agreement, the following terms shall be deemed to have the following meanings:

         1.1. "Licensed Patent Applications" shall mean (a) United States Patent Applications defined in Appendix A (b) any and all continuations, divisions, and continuations-in-part of such Application, whether related to such Application directly or through one or more intervening applications; (c) any foreign application for patent or utility model claiming priority in whole or in part from any of the applications identified in subparagraphs (a) and (b) above; and
(d) any and all continuations, divisions, and continuations-in-part of any of the applications identified in subparagraph (c) above, whether related to such applications directly or through one or more intervening applications.

         1.2. "Licensed Patents" shall mean the United States Patents defined in Appendix A and all corresponding Foreign Applications and Foreign Patents (a) any and all patents and utility models issuing on or registered from any of the Licensed Patent Applications; and (b) any and all reexaminations, reissues, additions, or extensions of any of the patents or utility models identified in subparagraph (a) above.

         1.3 "Patent Rights" shall mean the rights arising from the U.S. or Foreign patents or applications, including any continuing applications, divisionals, and reissues thereof; and the patents issuing on applications, identified in Appendix A of the University of California License Agreement No. 00-41-00911, incorporated herein by reference

         1.4. "Licensed Product", singular or plural, shall mean any Atmospheric Pressure Plasma Jet Technology wherein the manufacture, use, offer for sale, sale or importation of Atmospheric Pressure Plasma Jet Technology by AE would, but for the rights and license granted herein, constitute an infringement of a valid and enforceable claim of a subsisting Licensed Patent and shall not include AE standard power delivery equipment (i.e., stand alone AE power supplies and match networks) but includes power generation and delivery equipment which is designed specifically as an integral and indivisible part of the Atmospheric Pressure Plasma Jet Technology.

         1.5 "Licensed Method" shall mean any method, procedure or process whose use, but for the license granted to AE, would constitute an infringement of a subsisting claim of a patent or patent application identified in Appendix A.

         1.6 "Sales" shall mean disposing of a Licensed Product by sale, lease, or other transaction for consideration or practicing a Licensed Method. Sales occur when the licensee, affiliate or sublicensee of the AE receives consideration for the disposition of the Licensed Product or practice of Licensed Method, when Licensed Product is paid for or delivered to a third person, whichever occurs first. Notwithstanding the above, a sale shall be considered to be made within ninety (90) days of delivery to a third person.

         1.7. "Net Sales" shall mean the gross amounts for sales at sales price by AE and its sub licensees, less the following deductions where applicable: (a) Sales returns; (b) normal and customary allowances; (c) trade discounts; (d) royalty discounts for sales to the U.S. Government calculated by the amount of royalties that APJET would normally have had to pay for non-U.S. Government sales; and (e) transportation charges, duties and tariffs and foreign government or registration reporting, permitting or approval fees and costs, only if separately stated on an invoice or other statement of account or occurrence; but before the deduction of sales and excise taxes, cost of insurance, and agents' commissions.

         1.8. An "Affiliate" of a Party shall mean a corporation or other entity controlled by, controlling, or under common control with APJeT or AE. For the purpose of this Agreement, "control" or "controlling" mean (a) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting stock or analogous interest in such corporation or other entity; or (b) the existence of any other relationship between APJeT or AE and such other corporation or entity which results in effective managerial control by one over the other, regardless of whether such control is continuously exercised.

         1.9. "Licensed Territory" shall mean the countries and jurisdictions, including the United States of America and its territories and possessions, in which APJeT now or in the future holds a valid and enforceable subsisting Licensed Patent.

         1.10 "Licensed Field of Use shall mean all fields in which AE can demonstrate that it is one of the top three leading vendors in market share in each of such fields, as demonstrated by dollar volume of sales in the preceding year, including but not limited to Semiconductor Processing, Data Storage (including but not limited to magnetic and optical), Flat Panel and Electronic Displays, and Architectural Glass, and in any other field mutually agreed upon by AE and APJeT as contemplated in Section 4.1.

         1.11.    "Effective Date" shall mean the date first written above.

         1.12. "UC License" shall mean the Exclusive License APJeT has from the University of California, License Agreement No. 00-41-00911, with the right to sublicense United States Patents and Patent Applications defined in Appendix A, which relates to Atmospheric Pressure Plasma Jet Technology.

         1.13 "Deposition Precursor Technology" means compositions of matter which may be deposited onto substrates using Deposition Plasma Jet Technology.

         1.14 "Deposition Process Technology" means processes for depositing compositions of matter, including Deposition Precursor Technology, onto substrates using Deposition Plasma Jet Technology.

         1.15 "Deposition Plasma Jet Technology" means apparatus operated at substantially atmospheric pressure capable of depositing compositions of matter, including Deposition Precursor Technology, onto substrates.



                          SECTION 2 - GRANT OF LICENSE

         2.1. Except as set forth in 2.6 below, and in accordance with and subject to the terms of the UC License, APJeT hereby grants to AE and its Affiliates, and AE hereby accepts, a sole and exclusive, worldwide, royalty-bearing right and license under the Licensed Patent Applications and the Licensed Patents (with the right to grant sublicenses, as limited below in section 2.5) to make, have made, use, sell, offer for sale, lease and otherwise dispose of Licensed Products in the Licensed Territory in the Licensed Field of Use. AE accepts the terms and conditions required for sublicensees as outlined in the UC License.

         2.2 AE hereby grants to APJeT and its Affiliates, and APJeT hereby accepts a paid-up, royalty-free nonexclusive license in the Licensed Field of Use to make, use, and sell, for experimental purposes only, prototype quantities under the Licensed Patents and Licensed Patent Applications, any improvements or other developments whether or not patentable, or patented in the Licensed Product. AE will disclose all improvements or other developments under an executed Confidentiality/Non-Disclosure Agreement.

         2.3 The U.S government has a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced throughout the world, for or on behalf of the U.S. Government, inventions covered by the Patent Rights.

         2.4 Under 35 U.S.C. 203 the U.S. Department of Energy has the right to require the Licensee to grant a nonexclusive, partially exclusive or exclusive license under the Patent Rights in any Field of Use to a responsible applicant or applicants in accordance with 48 CFR 27.304-1(g).

         2.5. APJeT hereby grants to AE and its Affiliates, and AE hereby accepts, the right to grant sublicenses to others, contingent upon written approval from APJeT, and also contingent upon acceptance by the prospective sublicensee of all the terms and conditions required of sublicensees in the UC License.

         2.6 The license granted to AE under 2.1 does not include (i) any right or license under the Licensed Patent Applications and/or the Licensed Patents to use Deposition Process Technology, any right to grant sublicenses to use Deposition Process Technology, or any right to sue third-parties for infringement of the Licensed Patent Applications and/or the Licensed Patents to the extent that such infringement arises from use of Deposition Process Technology by a third-party, or (ii) any right or license under the Licensed Patent Applications and/or the Licensed Patents to make, have made, sell, use, or import Deposition Precursor Technology, any right to grant sublicenses to make, have made, sell, use, or import Deposition Precursor Technology, or any right to sue third-parties for infringement of the Licensed Patent Applications and/or the

Licensed Patents to the extent that such infringement arises from the making, selling, use, or importing of Deposition Precursor Technology by a third-party. AE hereby acknowledges that APJET has exclusively licensed to Air Products and Chemicals, Inc. ("Air Products") (and not AE): (i) all rights under the Licensed Patent Applications and/or the Licensed Patents to use Deposition Process Technology, including all rights to grant sublicenses to use Deposition Process Technology, and (ii) all rights under the Licensed Patent Applications and/or the Licensed Patents to make, have made, sell, use, or import Deposition Precursor Technology, including all rights to grant sublicenses to make, have made, sell, use, or import Deposition Precursor Technology.


                            ARTICLE 3 - IMPROVEMENTS

         3.1. Under an executed Confidentiality/Non-Disclosure Agreement, APJeT agrees to keep AE regularly and fully informed about designs, applications, and other developments relating to the Licensed Field of Use and the Licensed Product which become available and which APJeT is not legally prevented from communicating to AE.

         If APJeT, independently develops improvements in the Licensed Field of Use or to the Licensed Products under this Agreement, whether or not patentable, or patented, APJeT agrees to grant AE a license with no additional royalties beyond those provided in Section 5.2, for AE to make, have made, use, and sell any such improvements to the Licensed Product(s) in the Licensed Field of Use. Notwithstanding anything herein to the contrary, APJeT shall have no obligation to grant AE a license to any Foreground Technical Information or Foreground Patent Rights owned by Air Products pursuant to Section 5.2 of the Collaboration Agreement Between APJeT, Inc., and Air Products Chemicals, Inc., effective December 16, 2002 (the "Collaboration Agreement.") For purposes of this section 3.1, the terms "Foreground Technical Information" and "Foreground Patent Rights" shall have the meanings ascribed to such terms in the Collaboration Agreement.


                      ARTICLE 4 - MANUFACTURING AGREEMENT

         4.1. AE shall be the preferred supplier in the Licensed Field of Use. AE may from time to time submit a proposal to APJet for a specific application outside of the Licensed Field of Use. Other parties may also submit proposals to APJet for specific applications outside of the Licensed Field of Use. In the event there an overlap between two proposals or if APJet receives a proposal only from a third party, AE will be given a single opportunity to supply an equal or better business proposal to APJeT, however the terms of the third party's proposal to APJet will not be released to AE. Such proposal by AE to APJet in response to a proposal by a third party must include sufficient detail to allow APJet to determine whether the proposal submitted by AE presents an equal or better business opportunity for APJeT. AE must respond within 30 calendar days of notice from APJet of such a third party proposal if AE's proposal is to be considered by APJeT. Similarly, APJet will have 30 calendar days to evaluate a proposal initiated by AE and may either accept or reject the AE proposal within that time. Evaluation of all such proposals outside of the Licensed Field of Use will be done by the Board of Directors at APJeT.

                              SECTION 5 - ROYALTIES

         5.1. In partial consideration for the rights and license granted to AE under this Agreement, AE agrees to pay to APJeT a fee of One Million Five Hundred Thousand Dollars ($1.5 Million), in three installments conditional upon reaching mutually agreed upon milestones as identified in Appendix B. Included in the fee above is One Hundred Five Thousand Dollars ($105,000.00) of which APJeT shall pay to the University of California in royalty fees as required by the UC License. APJeT shall meet all the milestones by the dates in column 5 of Appendix B, entitled "APJeT Completion Obligation Date".

         5.2 Within the first six months of this Agreement, AE shall loan to APJeT One Hundred Thousand Dollars ($100,000.00) worth of equipment in power supplies, matchboxes, flow controllers, or z-scan units in any manner most appropriate to AE. AE shall retain the entire title, right, and interest to all equipment loaned to APJeT.

         5.3. In further consideration of the rights and license granted to AE under this Agreement, AE agrees to pay to APJeT, as a periodic royalty, the amount of 10 percent (10%) of its Net Sales of Licensed Products sold, leased or otherwise disposed of by or for AE to a cumulative maximum of Five Million Dollars ($5,000,000) of royalties paid; after Five Million Dollars ($5,000,000) to Fifty Million Dollars ($50,000,000) of cumulative royalties paid, the periodic royalty shall be the amount of 5 percent (5%) of its Net Sales of Licensed Products sold, leased or otherwise disposed of by or for AE; after Fifty Million Dollars ($50,000,000) of cumulative royalties paid the periodic royalty shall be the amount of 2.5 percent (2.5%) of its Net Sales of Licensed Products sold, leased or otherwise disposed of by or for AE. Such royalty shall be paid by AE to APJeT within thirty (30) days after the end of each calendar quarter during the term of this Agreement. Only one periodic royalty shall be payable for sale, lease or other disposition of a Licensed Product even if the Licensed Product is covered by more than one Licensed Patent or more than one claim of any Licensed Patent. AE shall not pay any royalties on AE standard power delivery equipment (i.e., stand alone AE power supplies and match networks) in which no Licensed Product is incorporated or with which no Licensed Product is included in the same chassis.

              SECTION 6 - RECORDS, REPORTS AND PAYMENT OF ROYALTIES

         6.1. AE shall maintain records in sufficient detail and, upon reasonable notice, allow any independent certified public accounting firm of nationally recognized standing, appointed by APJeT, and reasonably acceptable to AE, to examine its consolidated books and records, and the books and records of its Affiliates pertaining to the Licensed Products. Such examinations shall occur only during business hours, and not more than once a year, and shall be for the purpose of verifying the calculation of periodic royalties due under this Agreement and to otherwise establish compliance with the terms of this Agreement. A final such examination shall occur once during the year immediately succeeding termination of this Agreement. The fees and expenses of the accounting firm performing the examination shall be borne by APJeT, unless the examination shows that royalties for any quarterly period were underpaid by 5% or more, in which event the fees and expenses will be borne by AE. Unless written objection is made by APJeT and delivered to AE within sixty (60) days after completion of such examination, the calculation of royalties paid by AE that were the subject of such examination shall be final and binding on the Parties, except insofar as adjusted or corrected as a result of AE's regular annual audit. Any information provided to APJeT or its accountants pursuant hereto shall be treated as Confidential and Proprietary Information of AE to be used only for the purpose of the examination in accordance with this paragraph 6.1.

         6.2. AE agrees to submit written reports to APJeT within ninety (90) days after the last day of each full or partial calendar quarter during the term of this Agreement, stating in each such report the Net Sales of AE or the absence of such sales, for the previous calendar quarter for the sale, lease or other disposition of Licensed Products, and the periodic royalty due thereon. The obligation to make royalty reports under this Agreement shall begin with the calendar quarter in which AE first makes a sale or other transfer of a Licensed Product subject to payment of royalty to APJeT, and shall continue thereafter. AE shall accompany each report with payment of the amount of royalties, if any, shown to be due by such report in accordance with Sections 3 or 4 hereof. In addition, AE shall make a written report to APJeT within ninety (90) days after the date of termination of this Agreement, stating in such report the Net Sales of AE of any Licensed Products not previously reported to APJeT and the periodic royalty due thereon, and shall accompany such report with payment of the amount of royalties shown to be due therein.

         6.3. Payment shall be made to APJeT at its offices at 491 Bryce Ave, Suite 200, Los Alamos, NM 87544, or such banking institution as APJeT may direct from time to time, in legal tender of the United States of America. In the event periodic royalties must be converted from foreign currency into United States Dollars, such conversion shall be calculated using the average exchange rate published in The New York Times for the thirty (30) day period immediately preceding payment.

                        SECTION 7 - TERM AND TERMINATION

         7.1. The rights and licenses granted under this Agreement shall commence on the Effective Date. The first payment from AE to APJeT will be made on Jan. 3, 2003.

         7.2. Unless this Agreement shall be terminated by either Party pursuant to the provisions hereof, this Agreement shall remain in force and effect during the pendency and until the expiration of the last-to-expire of the Licensed Patents.

         7.3. APJeT shall have the right to terminate this Agreement on ninety
(90) days written notice to AE at any time on default by AE in the observance or performance of any covenant, condition or terms herein required to be observed and performed by AE. Termination under this paragraph 7.3 shall be effective at the end of such notice period, provided that AE shall not have corrected such default or embarked upon a course of action to correct such default and given written confirmation of same to APJeT within such notice period.

         AE shall have the right to terminate this Agreement on ninety (90) days written notice to APJeT at any time on default by APJeT in the observance or performance of any covenant, condition or terms herein required to be observed and performed by APJeT. Termination under this paragraph 7.3 shall be effective at the end of such notice period, provided that APJeT shall not have corrected such default or embarked upon a course of action to correct such default and given written confirmation of same to AE within such notice period

         7.4. APJeT shall provide notice to AE of its intention to file a voluntary petition in bankruptcy or, where known to APJeT, of another party's intention to file an involuntary petition in bankruptcy for APJeT, said notice to be received by AE at least thirty (30) days prior to filing such petition. AE may terminate this License Agreement upon receipt of such notice at its sole discretion. APJeT's failure to provide such notice to AE will be deemed a material, pre-petition incurable breach of this License Agreement. The License Agreement will terminate automatically on the date of a voluntary or involuntary petition in bankruptcy whether or not notice has been given.

         7.5. Termination by AE or APJeT does not relieve AE of any obligation or liability accrued by AE or its sublicensees prior to the effective date of termination or affect any rights of APJeT arising under this License Agreement prior to termination.

                            SECTION 8 - ASSIGNABILITY

         8.1. This Agreement and the rights, licenses and obligations hereunder may not be assigned by either Party without the express written consent of the other Party, except as part of the sale of the assigning Party's business to which the Licensed Patent Applications and Licensed Patents relate. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their permitted assigns, trustees or receivers in bankruptcy or successors by merger, purchase of assets or otherwise.



                               SECTION 9 - NOTICE

         9.1. Any notice or communication required or permitted to be given by either Party hereunder shall be in written form and shall be considered to be sufficiently given if mailed by registered or certified mail or transmitted by overnight courier, addressed to the parties hereto as follows:

       To APJeT:

           491 Bryce Avenue, Suite 200

           Los Alamos, New Mexico  87544

           Attention: President

           Telephone: (505) 672-3454

           Facsimile: (505) 672-3453



       To AE:

           Advanced Energy Industries, Inc.

           1625 Sharp Point Dr.

           Fort Collins, CO 80525

           Attention: Richard Scholl

           Telephone: (970) 407-6426

           Facsimile: (970) 407-5426

         9.2.     Such notices shall be effective upon receipt by the addressee.

                          SECTION 10 - CONTROLLING LAW

         10.1. The parties hereto agree that this Agreement shall be considered to have been made in, and construed and interpreted in accordance with the substantive laws of the State of Colorado of the United States of America.

         SECTION 11 - WARRANTIES, PARTIES' RESPONSIBILITY, AND LIABILITY

         11.1. APJeT represents and warrants that it is has the right to grant the rights and licenses granted under this Agreement.

         11.2. Except as expressly provided herein, nothing contained in this Agreement shall be construed as a grant of any right, by license or otherwise, by either party to the other, under either Party's patent, patent application (with the exception of the Licensed Patent Applications and Licensed Patents), trademark, copyright, know-how, or other intellectual property rights.

         11.3. Subject to APJeT meeting the milestones identified with the "Second Closing" in Appendix B within the time period therein specified, AE intends to diligently pursue commercialization of Licensed Products within the Licensed Field of Use and use its best efforts to market Licensed Products. AE has the unqualified right to reduce, suspend, or cease activities in the marketing of some or all of the Licensed Products. However,

         (i) if AE decides to cease activities for any specific field of use or product area, it will promptly notify APJeT and will release APJeT to grant an exclusive license to others in this area;

         (ii) if AE decides to suspend or reduce activities within the Licensed Field Use for any specific application, it will promptly notify APJeT of its intentions, and agrees to consider releasing APJeT to grant nonexclusive licenses to others; or

         (iii) if in this latter case, APJeT requests that AE release its rights so as to permit APJeT to grant an exclusive license to others in these areas wherein AE has merely suspended or reduced its activities, AE agrees to consider such a proposal and not to unreasonably withhold such permission.

         (iv) for specific programs that are agreed upon between AE and APJet outside of the Licensed Field of Use and in accordance with section 4.1, the terms of the specific proposal AE made to APJet will govern the cancellation rights between the two parties.

Nothing herein shall prevent AE from setting its own prices for Licensed Products or determining AE's marketing policies and practices in its sole discretion.

         11.4. If AE or APJeT receives notice of a claim or action by a third party alleging infringement of such third party's rights in connection with the manufacture, use or sale of a Licensed Product by AE or its Affiliates, AE shall have the right to conduct the legal defense, and to enter into any disposition with respect thereto, as AE in its sole discretion deems desirable. All costs of AE's defense, including AE's attorneys' fees and court costs, and any damages awarded or amounts paid in settlement in any such claim or action shall be the sole responsibility of AE. APJeT shall reasonably cooperate with AE in its defense of such infringement claim or action, provided AE shall reimburse APJeT for reasonable out of pocket expenses, other than attorney's fees and expenses, incurred by APJeT in providing such cooperation.

         11.5. AE shall have the sole right, but not the obligation, to take measures to prevent the infringement by third-party infringers of any of the Licensed Patents, whether by action, suit, proceeding or otherwise, and shall pay the entire cost of pursuing such measure(s). AE shall have the sole right to any proceeds from such measure(s); provided, however, that after a deduction by AE of reasonable expenses incurred by AE in such action, suit, or proceeding, and, if APJet joins in such action, suit or proceeding, payment to APJet of reasonable expenses incurred by APJet in such action, suit or proceeding, AE shall pay to APJeT a royalty of the greater of (i) ten percent (10%) of any amounts recovered, or (ii) the amount payable by APJet to the University of California with respect to such action, suit or proceeding under the UC License. In no case, however, shall the total royalty paid by AE to APJeT be more than the recovery, less reasonable expenses incurred in such action, suit or proceeding. APJeT shall, if requested, join as a party to any such suit or settlement and shall agree to sign all necessary rightful instruments, and do whatever else may be necessary to further the conduct of such proceedings.

         11.6. In the event AE chooses not to take measures to prevent infringement by any third-party infringer as permitted under paragraph 11.5 above, it shall so notify APJeT within 30 days after becoming aware of the infringement. Thereafter, APJeT shall have the sole right, but not the obligation, to take such measures against such third-party infringer. APJeT shall have the sole right to any proceeds from such measures.

         11.7. Except as set forth above, neither AE nor APJeT shall have any other responsibilities or obligations in connection with actions to enforce the License Patents.


                           SECTION 12 - MISCELLANEOUS

         12.1. This Agreement shall be executed in two counterparts in the English language and each such counterpart shall be deemed an original thereof.

         12.2. Upon the termination of this Agreement, AE shall have the right to dispose of all Licensed Products then on hand, including work in process, and to complete all orders for Licensed Products on hand as of the date it received notice of termination, but periodic royalties which would otherwise be payable pursuant to this Agreement had such termination not become effective shall be paid with respect to all such Licensed Products when sold as though this Agreement had not been terminated.

         12.3. Neither termination nor expiration of this Agreement shall terminate AE's or AE's sublicensee's obligation to pay all periodic royalties which shall then have accrued up to the date of such expiration or termination. AE's obligation to report royalties due and submit its books and records for inspection as provided in paragraph 4.1 hereof shall continue until AE's royalty obligations shall have been fully determined and discharged by proper payment.

         12.4. APJeT shall promptly give notice to AE of and upon commencement of any voluntary or involuntary bankruptcy proceeding involving APJeT as a debtor.

                               SECTION 13 - WAIVER

         Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

                          SECTION 14 - ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written and oral prior agreements and understandings with respect thereto. No variation or modification of the terms of this Agreement nor any waiver of any of the terms or provisions hereof shall be valid unless in writing and signed by an authorized representative of each Party.

                            SECTION 15 - SEVERABILITY

         This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect for any reason, that invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by duly authorized officers effective on the date and year first written above.


ADVANCED ENERGY INDUSTRIES, INC.       APJeT, INC.

By:                                    By:
   ------------------------------         --------------------------------------

Title:                                 Title:
      ---------------------------            -----------------------------------

                           PAYMENT SCHEDULE MILESTONES

                               [Rev 5 - 11/11/02]

                  Payment Amounts ($)        To be paid on         APJeT
                                                or after        completion                    Milestone(s)
                                                 (date)         obligation
                                                                  date**
                  APCI            AEI
------------------------------------------------------------------------------------------------------------------------------------
   First         500,000                          upon                            -  Concurrent with signing  of:
  Closing           +             ---           signing                             -  Stock Purchase Agreement with APCI (Includes
                 100,000                                            n/a                Investor Rights Agreement and Stockholders
                 license                                                               Agreement)
                   fee                                                              -  Collaboration Agreement with APCI
                                                                                    -  License agreement with AEI


                   --           500,000         1/3/2003


   Second        450,000        500,000     1st Closing +      1st Closing +      -  An installed, staffed, and functioning
  Closing                                       6  mo.            12 mo.             laboratory.
                                                                                  -  Delivery and placement into operation of
                                                                                     at least one APJeT plasma jet into an
                                                                                     application (or delivery and operational
                                                                                     testing of several plasma jets into
                                                                                     applications) which project to create within
                                                                                     four years from date of first closing at
                                                                                     least one of the following:
                                                                                    -  annual sales of at least $30 million,
                                                                                       including AEI or other OEM equipment sales
                                                                                       on which APJeT would collect royalties
                                                                                       and/or create new licenses, or

                                                                                    -  at least $3 million per year revenue (or
                                                                                       licensing profit) directly to APJeT.


                                                                                     APJeT must provide evidence of compelling
                                                                                     economic driver(s) for application
                                                                                     acceptance in a discussion of these revenue
                                                                                     and market projections.

                                                                                  -  Business Plan completed for application
                                                                                     outside of s/c industry.

                                                                                  -  Technical assistance to APCI & AEI
                                                                                     underway for product development.


Footnote:
  ** This is the date after which -- if the milestones are not met -- Air Products' and Advanced Energy's obligation to further closings is terminated. If milestones are not met by the 'APJeT Completion Obligation Date', then the funding parties have sole discretion whether to proceed or not with further closings.

                   Payment Amount ($)        To be paid on         APJeT
                                                or after        completion                       Milestone(s)
                                                 (date)         obligation
                                                                  date**
                  APCI            AEI
   Third         450,000        500,000      1st Closing +     1st Closing +      -  Verification of combined cumulative gross
   Closing                                       12 months         24 months         receipts from licenses, royalties, equipment
                                                                                     sales of $400,000 excluding (i.e., must be
                                                                                     beyond and in addition to):

                                                                                     i)    the initial commitment of $1.5
                                                                                           million from AEI, and

                                                                                     ii)   the initial $100,000 license
                                                                                           payment from Air Products.

                                                                                  -  Successful commissioning and operation of
                                                                                     the APJeT unit provided to Air Products
                                                                                     under the Collaboration Agreement signed in
                                                                                     conjunction with Stock Purchase Agreement.

                                                                                  -  Good faith negotiations or discussions
                                                                                     underway for production-scale field
                                                                                     examination ((beta) trial) in at least two
                                                                                     different applications.

Footnote:
  ** This is the date after which -- if the milestones are not met -- Air Products' and Advanced Energy's obligation to further closings is terminated. If milestones are not met by the 'APJeT Completion Obligation Date', then the funding parties have sole discretion whether to proceed or not with further closings.